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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [ ]

Filed by a Party other than the Registrant [X]

Check the appropriate box:

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[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[X]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-12
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                                TAB PRODUCTS CO.
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                (Name of Registrant as Specified In Its Charter)

                            THADDEUS S. JAROSZEWICZ
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    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:
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     (2)  Aggregate number of securities to which transaction applies:
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     (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
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     (4)  Proposed maximum aggregate value of transactions:
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     (5)  Total fee paid:
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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:
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     (2)  Form, Schedule or Registration Statement No.:
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     (3)  Filing Party:
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     (4)  Date Filed:
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                            THADDEUS J. JAROSZEWICZ
                         C/O HAMILTON SORTER CO., INC.
                             3158 PRODUCTION DRIVE
                             FAIRFIELD, OHIO 45014

                                                              September 25, 2001

Dear Tab Stockholder:

     As you know, one of my affiliates has made a premium cash offer to purchase Tab for $5 per share. Tab's Board has refused to talk to us about our offer. They have also refused to permit us to conduct a due diligence review of Tab that might help us to improve our offer. If Tab's Board had been willing to enter into good faith acquisition discussions with us, the costs of this proxy contest could have been avoided.

     We believe Tab's "turnaround plan", designed to produce zero operating profits for the current fiscal year, will not produce greater value for stockholders. In our view, Tab's current Board has not taken the steps necessary to make Tab profitable in the near or medium term. WE BELIEVE THE BEST ALTERNATIVE FOR TAB'S STOCKHOLDERS IS FOR TAB TO BE SOLD TO THE HIGHEST BIDDER AS SOON AS POSSIBLE.

            A NEGOTIATED SALE OF TAB AT THE HIGHEST AVAILABLE VALUE:
                           THE REASONS ARE COMPELLING

     The October 16 annual meeting -- which is now only weeks away -- presents an opportunity for Tab stockholders to join together to determine the future of their Company and the value of their investment. The issues remain clear and well-defined, and the reasons to pursue a sale of Tab at a premium price are compelling.

     By voting "FOR" my nominees on the enclosed BLUE proxy card, you can take a major step toward realizing a premium cash purchase price for all your Tab shares. My nominees and I are committed to selling Tab -- either to our affiliate which has offered to pay $5 per share in cash, or to any other purchaser willing to pay more.

     In deciding whether you should place your trust -- and the value of your investment -- in the Tab Board and its "turnaround plan," we ask you to consider the following facts:

     - TAB'S OPERATING LOSS DURING ITS LAST TWO FULL FISCAL YEARS TOTALED $31 MILLION -- an operating loss of $11.7 million for the fiscal year ended May 31, 2000 and an operating loss of $19.3 million for the fiscal year ended May 31, 2001.

     - During Tab's fiscal year ended May 31, 2001, as operating losses escalated, TAB'S REVENUES DROPPED BY MORE THAN $12 MILLION AND STOCKHOLDERS' EQUITY PLUNGED FROM $52.7 MILLION TO $40.5 MILLION.

     - In 2001, Tab's $.20 per share annual cash dividend was eliminated entirely.
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     - Tab's downward trend continues. On September 20, 2001, Tab announced the financial results for its quarter ended August 31, 2001. Despite Tab's effort to place a positive spin on its continuing losses, the fact is TAB HAD A NET LOSS OF $.15 PER SHARE during the quarter and its REVENUES DECLINED MORE THAN $1.7 MILLION from the comparable period of the prior year.

     - Not surprisingly, it is Tab's stockholders who have paid the price. Not only was the cash dividend eliminated, but THE MARKET VALUE OF TAB'S STOCK FELL FROM $4.81 ON MAY 31, 2000 TO $2.70 ON FEBRUARY 7, 2001, the day before we publicly announced our initial cash merger proposal. This represents A DROP IN MARKET VALUE OF 44% in a period of little more than eight months.

     - When we made our initial cash merger proposal on January 26, 2001, Tab's stock was trading at only $2.38 per share. On September 10, 2001, Tab's stock closed at $4.25 per share -- an increase of 79% over the closing price on the day before we made our initial proposal. We believe this significant increase in market value is primarily the result of our offer to buy Tab for a price of $5 per share.

     - On February 2, 2001, Tab rejected our initial offer, citing, among other things, the fact that its management was developing a "turnaround plan." BUT TAB POSTED AN OPERATING LOSS OF ALMOST $7.6 MILLION DURING THE FISCAL QUARTER ENDED MAY 31, 2001 -- AN OPERATING LOSS NEARLY $1.9 MILLION GREATER THAN THE OPERATING LOSS IN THE COMPARABLE PERIOD OF THE PRIOR YEAR.

     - Tab's Board now wants to preside over a "turnaround plan" which it hopes will restore lost value to your Tab shares. Keep in mind that three of Tab's current directors, including the Chairman of its Board, have served on Tab's Board for at least five years. According to Tab's own proxy statement, DURING THE LAST FIVE YEARS $100 INVESTED IN TAB STOCK DECREASED IN VALUE TO $56.

     - In our view, Tab has not taken the steps necessary to reduce its costs enough to allow it to be profitable, and Tab's "turnaround plan" is designed to do nothing more than produce ZERO PRE-TAX OPERATING RESULTS for the fiscal year ending May 31, 2002.

     Given Tab's financial results during the past three years, our analysis that Tab lacks a coherent plan to achieve profitability in the next twelve to eighteen months, and the risk of continued losses, we are convinced more than ever that a sale of Tab at a premium price to our affiliate or to any higher bidder makes compelling sense for all Tab stockholders.

     As one of Tab's largest stockholders, with a 6.5% stake, we would support a credible and coherent operating plan that we believe will create real value for all stockholders within a reasonable time frame. Unfortunately, we see no evidence of such plan being developed by Tab's current Board of Directors.
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                   A CLOSER LOOK AT THE TAB "TURNAROUND PLAN"

     Tab's Board of Directors, in its proxy statement and other public pronouncements, has touted the five "goals" of its "turnaround plan." The first four goals are just that -- boilerplate goals that we believe any company should strive for. These "goals" include reducing expenses without jeopardizing future effectiveness, increasing revenues and resuming long-term growth, and maintaining a strong balance sheet.

     It is the fifth and final goal of the "turnaround plan" that is most instructive -- "developing a long term strategy for [Tab's] business that better defines opportunities and direction for [Tab] in the document management industry." When you cut through the rhetoric, we think all this means is that Tab's Board has not yet figured out how to make Tab a profitable company.

     Tab's Chairman and Chief Executive Officer now tell you they plan to "develop a long-term strategy" during the second fiscal quarter of 2002 -- that is, sometime between September 1, 2001 and November 30, 2001. We will not be surprised if this so-called "long-term strategy" plan is not disclosed to stockholders until after the October 16, 2001 annual meeting of stockholders has come and gone, SO THAT YOU WILL HAVE NO OPPORTUNITY TO ASSESS THIS PLAN WHILE YOU ARE STILL IN A POSITION TO VOTE.

                             THE TIME TO ACT IS NOW

     You now have the unique opportunity to determine the future of your investment in Tab, and it is an opportunity that may not come again for a long time. I urge you to vote for my slate of directors who are committed to selling Tab at $5 per share in cash to our affiliate or to any other purchaser willing to pay more. I CAN ASSURE YOU THAT WHEN THE SALE PROCESS IS COMPLETED, YOU WILL RECEIVE THE BEST PRICE AND TERMS AVAILABLE FOR YOUR TAB SHARES.

     But you must take the first step and act now. Please sign and date your BLUE proxy card and return it today in the enclosed postage paid envelope. If you have any questions or need assistance in voting your shares, please call the firm assisting me in the solicitation of proxies, Morrow & Co., Inc., toll free at (800) 607-0088.

      I thank you for your careful attention and for your continued trust and support.

                                          Sincerely,

                                          /s/ Thaddeus S. Jaroszewicz
                                          Thaddeus S. Jaroszewicz

                SIGN, DATE AND RETURN THE BLUE PROXY CARD TODAY.
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 IMPORTANT
     1. Regardless of how many shares you own, YOUR VOTE IS VERY
        IMPORTANT. Please sign, date and mail the enclosed BLUE proxy card today.

        PLEASE VOTE EACH BLUE PROXY CARD you receive since each account must be voted separately.

     2. We urge you NOT TO SIGN ANY WHITE PROXY CARD sent to you by Tab.

     3. Even if you have sent a White proxy card to Tab, you have every right to change your vote. You may revoke that proxy by signing, dating and mailing the enclosed BLUE proxy card in the enclosed envelope. Only your latest dated proxy counts.

     4. IF YOUR SHARES ARE HELD IN THE NAME OF A BANK, BROKER OR
        OTHER NOMINEE, please direct the party responsible for your account to vote the BLUE proxy card.

  If you have any questions on how to vote your shares, please call our proxy solicitor:

                      MORROW & CO., INC. AT (800) 607-0088

                BANKS AND BROKERS CALL COLLECT AT (212) 754-8000
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